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As filed with the Securities and Exchange Commission on January 24, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACNB CORPORATION
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2233457 (I.R.S. Employer Identification No.)
ACNB CORPORATION 16 Lincoln Square Gettysburg, Pennsylvania 17325 (717) 334-3161 (Address, including Zip Code, and telephone number, including area code, of Registrant's principal executive offices)
David W. Cathell
Executive Vice President, Treasurer &
Chief Financial Officer
ACNB CORPORATION
16 Lincoln Square
Gettysburg, Pennsylvania 17325
(717) 334-3161
(Name, address, including Zip Code, and
telephone number, including area code,
of agent for service)

With a copy to:

G. Philip Rutledge, Esquire
Mark Worley, Esquire
BYBEL RUTLEDGE LLP
1017 Mumma Road, Suite 302
Lemoyne, Pennsylvania 17043
(717) 731-1700

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☒

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

         Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $2.50 par value per share	300,000	$15.01	$4,503,000	$522.80

(1)
Including such additional shares as may become issuable by operation of the anti-dilution provisions of the plan.

(2)
Estimated in accordance with Rule 457(c) solely for the purpose of computing the registration fee, based on the average of the high and low market prices of the shares as reported on the The Nasdaq Stock Market on January 14, 2011.

PROSPECTUS

ACNB CORPORATION

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

300,000 shares of common stock
par value $2.50

        ACNB Corporation's Dividend Reinvestment and Stock Purchase Plan provides holders of its common stock with a convenient way to purchase additional shares of ACNB Corporation's (the "Corporation") common stock, by permitting participants in the plan to automatically reinvest cash dividends on all of their shares enrolled in the plan and to make quarterly voluntary cash payments under the terms of the plan. Participation in the plan is entirely voluntary so that shareholders may join the plan and terminate their participation in the plan at any time.

        The Corporation intends to direct the plan administrator to purchase shares of the Corporation's common stock in the open market at fair market value, in privately negotiated transactions, or directly from the Corporation by purchasing treasury shares or authorized but unissued shares at a price based on the average of the closing bid and ask prices of a share of common stock on the Nasdaq Stock Market. The Corporation will not receive proceeds from sales made in the open market or in privately negotiated transactions. It will receive all of the proceeds in sales made directly by the Corporation. The Corporation is authorized to issue up to 300,000 shares of its common stock under the plan. As of January 14, 2011, the closing market price of our common stock was $15.00. The Corporation's common stock is listed on The Nasdaq Stock Market LLC under the symbol "ACNB". Cash dividends, if and when declared, will be reinvested under the terms of the plan. Shareholders may participate in the plan with respect to all or a portion of their shares of common stock.

        We provide a summary of the plan in this prospectus in an easy to understand question and answer format. We encourage you to read it carefully. If you have any additional questions, please call Registrar and Transfer Company, the plan administrator, at (800) 368-5948. We recommend that you retain this prospectus for future reference.

        An investment in common stock held in the plan account has the same market risks as an investment in common stock held in certificate form. Participants bear the risk of loss (and receive the benefit of gain) occurring by reason of fluctuations in the market price of the common stock held in the plan account.

        These shares are not deposits, are not insured by the Board of Governors of the Federal Reserve System, the FDIC, or any other governmental agency, and are subject to investment risk, including the possible loss of principal.

        Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the FDIC, the Pennsylvania Department of Banking, nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        See "Risk Factors" beginning on page 3 for a discussion of various factors which shareholders should consider about an investment in our common stock.

The date of this prospectus is January 24, 2011.

How to Obtain Additional Information

        This prospectus incorporates by reference important business and financial information about the Corporation that is not included in or delivered with this document. You can obtain free copies of this information by writing or calling:

  ACNB Corporation
  Attention: Lynda L. Glass, Executive Vice President & Secretary
  16 Lincoln Square
  P.O. Box 3129
  Gettysburg, Pennsylvania 17325
  (717) 334-3161

 Summary

        The Corporation is a registered financial holding company incorporated under the laws of the Commonwealth of Pennsylvania. Our corporate offices are located at 16 Lincoln Square, Gettysburg, Pennsylvania 17325, and our telephone number is (717) 334-3161.

        The Corporation has adopted the Dividend Reinvestment and Stock Purchase Plan to offer its shareholders an opportunity to purchase additional shares of the Corporation's common stock automatically through the reinvestment of cash dividends. From time to time, we may amend the plan, including increasing the number of shares available under the plan to meet the demands of our shareholders. This prospectus describes our Dividend Reinvestment and Stock Purchase Plan in effect as of the date of this prospectus. If you do not choose to enroll in the plan, you will continue to receive cash dividend payments from the Corporation, if and when cash dividends are declared and paid.

        If you are a registered owner of the Corporation's common stock, you are eligible to enroll in the plan. You may make purchases under the plan with your cash dividends on some or all of your shares of the Corporation's common stock and through the plan's voluntary cash payment feature. You may enroll in the plan by completing an enrollment form and returning it to:

  Registrar and Transfer Company
  Attention: Dividend Reinvestment
  10 Commerce Drive
  P.O. Box 664
  Cranford, New Jersey 07016
  (800) 368-5948
  info@rtco.com
  www.rtco.com

        If you enroll in the plan, the administrator will use the cash dividends on the shares you designate, as well as any voluntary cash payments you make, to purchase additional shares of the Corporation's common stock. Historically, we pay cash dividends on a quarterly basis. If we do not pay a cash dividend, there will be no investment under the plan, unless you purchase shares through the plan's voluntary cash payment feature. Voluntary cash payment purchases may be made quarterly.

        If the plan purchases original issue or treasury shares, the purchase price will be the average of the closing bid and ask prices of a share of common stock on the Nasdaq Stock Market on the investment date. If the plan purchases shares in the open market, the purchase price for each share will be the weighted average of prices actually paid for shares for the relevant purchase date, excluding all fees, brokerage commissions, and expenses. If the plan purchases shares in privately negotiated transactions, the purchase price for each share will be the weighted average of prices actually paid for the shares for the relevant purchase date, excluding all fees, brokerage commissions, and expenses.

Risk Factors

        The purpose of the plan is to provide a convenient and useful service for the Corporation's shareholders. Nothing in this prospectus represents a recommendation by the Corporation or anyone else that a person buy or sell the Corporation's common stock. We urge you to read this prospectus thoroughly before you make your investment decision regarding participation in the plan.

        Before you invest in the Corporation's common stock, you should be aware that an investment in our common stock involves a variety of risks, including those described below and those contained in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption "Risk Factors" included in Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2009, and updates in Part II, Item 1A of certain of our Form 10-Q filings, which are incorporated by reference into this prospectus. You should carefully read and consider these risks factors, together with all the other information contained in this prospectus, before you decide whether to purchase the Corporation's common stock.

You will have a minimal influence on shareholder decisions.

        As of December 31, 2010, our directors and executive officers collectively held 124,519 shares, representing 2.10% of the total number of shares outstanding. Further, this percentage of ownership could increase if our directors and executive officers participate in the plan to the fullest extent possible. Our directors and executive officers are able to significantly influence our management policies and decisions, as well as issues that require a shareholder vote. If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all or substantially all of our assets. Their interests may differ from the interests of other shareholders with respect to management issues.

Issuance of additional shares of common stock could dilute or depress the value of your shares of our common stock.

        The Corporation's Articles of Incorporation authorize the issuance of up to 20,000,000 shares of common stock, par value $2.50 per share, and 20,000,000 shares of preferred stock, par value $2.50 per share. The issuance of additional common stock or preferred stock convertible into common stock within these limits does not require prior shareholder approval. Sales of additional shares of common stock, or the perception that shares may be sold, could negatively affect the market price of our stock. The issuance of additional shares of common stock also could dilute the percentage ownership interest and corresponding voting power of the prior shareholders. The number of shares of the Corporation's common stock outstanding on December 31, 2010, was 5,928,343.

        The plan does not represent a change in our dividend policy which will continue to depend upon earnings, financial and regulatory requirements, and other factors, and which will be determined by the Board of Directors from time to time. Shareholders who do not wish to participate in this plan will continue to receive cash dividends when and if declared. We cannot provide any assurance whether, or at what rate, we will continue to pay cash dividends.

You cannot control or direct the price or time when common stock is purchased or sold under the plan and are at risk for adverse market movements.

        You do not have control or authority to direct the price or time at which common stock is purchased or sold for plan accounts. Therefore, you bear the market risk associated with fluctuations in the price of common stock. The plan administrator will allocate shares purchased to four (4) decimal places; thus, there will likely always be a partial share in your plan account. This practice allows maximum investment of your cash dividends.

The Corporation is subject to interest rate risk.

        The Corporation's earnings and cash flows are largely dependent upon its net interest income. Net interest income is the difference between interest income earned on interest earning assets such as loans and securities and interest expense paid on interest bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond the Corporation's control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, could influence not only the amount of interest the Corporation receives on loans and securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) the Corporation's ability to originate loans and obtain deposits, (ii) the fair value of the Corporation's financial assets and liabilities, and (iii) the average duration of the Corporation's mortgage-backed securities portfolio. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, the Corporation's net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

        Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on the Corporation's results of operations, any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on the Corporation's financial condition and results of operations.

The Corporation is subject to credit risk.

        Approximately 45 - 50% of the Corporation's loan portfolio consists of commercial and industrial, construction, and commercial real estate loans. These types of loans are generally viewed as having more risk of default than residential real estate loans or consumer loans. These types of loans are also typically larger than residential real estate loans and consumer loans. Because the Corporation's loan portfolio contains a significant number of commercial and industrial, construction, and commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in non-performing loans. An increase in non-performing loans could result in a net loss of earnings from these loans, an increase in the provision for loan losses, and an increase in loan charge-offs, all of which could have a material adverse effect on the Corporation's financial condition and results of operations.

The Corporation's allowance for loan losses may be insufficient.

        The Corporation maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management's best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management's continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political and regulatory conditions; and, unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires the Corporation to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of the Corporation's control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review the Corporation's allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Further, if charge-offs in future periods exceed the allowance for loan losses, the Corporation will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on the Corporation's financial condition and results of operations.

Competition from other financial institutions may adversely affect the Corporation's profitability.

        The Corporation's banking subsidiary faces substantial competition in originating commercial, residential real estate, and consumer loans. This competition comes principally from other banks, credit unions, mortgage banking companies, and other lenders. Many of its competitors enjoy advantages, including greater financial resources with higher lending limits, wider geographic presence, more branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, and lower origination and operating costs. This competition could reduce the Corporation's net income by decreasing the number and size of loans that its banking subsidiary originates and the interest rates it may charge on these loans.

        In attracting business and consumer deposits, its banking subsidiary faces substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of the Corporation's competitors enjoy advantages, including greater financial resources, wider geographic presence, more aggressive marketing campaigns, better brand recognition, more branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, and lower origination and operating costs. These competitors may offer higher interest rates than the Corporation, which could decrease the deposits that it attracts or require it to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect the subsidiary's ability to generate the funds necessary for lending operations. As a result, it may need to seek other sources of funds that may be more expensive to obtain and could increase its cost of funds.

        The Corporation's banking subsidiary also competes with nonbank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance agencies, and governmental organizations which may offer more favorable terms. Some of its nonbank competitors are not subject to the same extensive regulations that govern the Corporation's banking operations. As a result, such nonbank competitors may have advantages over the Corporation's banking subsidiary in providing certain products and services. This competition may reduce or limit its margins on banking services, reduce its market share, and adversely affect its earnings and financial condition.

The Corporation's controls and procedures may fail or be circumvented.

        Management regularly reviews and updates the Corporation's internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the Corporation's controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on the Corporation's business, financial condition, and results of operations.

The Corporation's ability to pay dividends depends primarily on dividends from its banking subsidiary, which is subject to regulatory limits and the bank's performance.

        The Corporation is a financial holding company and its operations are conducted by its subsidiaries. Its ability to pay dividends depends on its receipt of dividends from its subsidiaries. Dividend payments from its banking subsidiary are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of its subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures, and other cash flow requirements. There is no assurance that its subsidiaries will be able to pay dividends in the future or that the Corporation will generate adequate cash flow to pay dividends in the future. The Corporation's failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

The Corporation's profitability depends significantly on economic conditions in the Commonwealth of Pennsylvania and the State of Maryland.

        The Corporation's success depends primarily on the general economic conditions of the Commonwealth of Pennsylvania, the State of Maryland, and the specific local markets in which the Corporation operates. Unlike larger national or other regional banks that are more geographically diversified, the Corporation provides banking and financial services to customers primarily in the southcentral Pennsylvania and northern Maryland region of the country. The local economic conditions in these areas have a significant impact on the demand for the Corporation's products and services, as well as the ability of the Corporation's customers to repay loans, the value of the collateral securing loans, and the stability of the Corporation's deposit funding sources. A significant decline in general economic conditions caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets, or other factors could impact these local economic conditions and, in turn, have a material adverse effect on the Corporation's financial condition and results of operations.

New lines of business or new products and services may subject the Corporation to additional risks.

        From time to time, the Corporation may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, the Corporation may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of the Corporation's system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and new products or services could have a material adverse effect on the Corporation's business, financial condition, and results of operations.

The Corporation may not be able to attract and retain skilled people.

        The Corporation's success depends, in large part, on its ability to attract and retain key people. Competition for the best people in most activities engaged in by the Corporation can be intense, and the Corporation may not be able to hire people or to retain them. The unexpected loss of services of one or more of the Corporation's key personnel could have a material adverse impact on the Corporation's business because of their skills, knowledge of the Corporation's market, years of industry experience, and the difficulty of promptly finding qualified replacement personnel. The Corporation currently has employment agreements, including covenants not to compete, with the following named executive officers—its President & Chief Executive Officer, Executive Vice President & Secretary, Executive Vice President, Treasurer & Chief Financial Officer, and the President & Chief Executive Officer of Russell Insurance Group, Inc.

The Corporation is subject to claims and litigation pertaining to fiduciary responsibility.

        From time to time, customers make claims and take legal action pertaining to the Corporation's performance of its fiduciary responsibilities. Whether customer claims and legal action related to the Corporation's performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to the Corporation, they may result in significant financial liability and/or adversely affect the market perception of the Corporation and its products and services, as well as impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on the Corporation's business, which, in turn, could have a material adverse effect on the Corporation's financial condition and results of operations.

The trading volume in the Corporation's common stock is less than that of other larger financial services companies.

        The Corporation's common stock trades on the Nasdaq Stock Market, and the trading volume in its common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of the Corporation's common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which the Corporation has no control. Given the lower trading volume of the Corporation's common stock, significant sales of the Corporation's common stock, or the expectation of these sales, could cause the Corporation's stock price to fall.

The Corporation operates in a highly regulated environment and may be adversely affected by changes in federal, state and local laws and regulations.

        The Corporation, primarily through its banking subsidiary, is subject to extensive regulation, supervision and/or examination by federal and state banking authorities. Any change in applicable regulations or federal, state or local legislation could have a substantial impact on the Corporation and its operations. Additional legislation and regulations that could significantly affect the Corporation's powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on its financial condition and results of operations. Further, regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank and financial holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory authority may have a negative impact on the Corporation's financial condition and results of operations.

        Like other financial and bank holding companies and financial institutions, the Corporation must comply with significant anti-money laundering and antiterrorism laws. Under these laws, the Corporation is required, among other things, to enforce a customer identification program and file currency transaction and suspicious activity reports with the federal government. Government agencies have substantial discretion to impose significant monetary penalties on institutions which fail to comply with these laws or make required reports.

The soundness of other financial institutions may adversely affect the Corporation.

        Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. The Corporation has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose the Corporation to credit risk in the event of a default by a counterparty or client. In addition, the Corporation's credit risk may be exacerbated when the collateral held by the Corporation cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to the Corporation. Any such losses could have a material adverse effect on the Corporation's financial condition and results of operations.

Market volatility may have materially adverse effects on the Corporation's liquidity and financial condition.

        The capital and credit markets have been experiencing extreme volatility and disruption. Over the last two years, in some cases, the markets have exerted downward pressure on stock prices, security prices, and credit capacity for certain issuers without regard to those issuers' underlying financial strength. If the market disruption and volatility returns, there can be no assurance that the Corporation will not experience adverse effects, which may be material, on its liquidity, financial condition, and profitability.

The Corporation may need or be compelled to raise additional capital in the future which could dilute shareholders or be unavailable when needed or at unfavorable terms.

        The Corporation's regulators or market conditions may require it to increase its capital levels. If the Corporation raises capital through the issuance of additional shares of its common stock or other securities, it would likely dilute the ownership interests of current investors and would likely dilute the per share book value and earnings per share of its common stock. Furthermore, it may have an adverse impact on the Corporation's stock price. New investors may also have rights, preferences and privileges senior to the Corporation's current shareholders, which may adversely impact its current shareholders. The Corporation's ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, the Corporation cannot be assured of its ability to raise additional capital on terms and time frames acceptable to it or to raise additional capital at all. If the Corporation cannot raise additional capital in sufficient amounts when needed, its ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect the Corporation's operations, financial condition, and results of operations.

The Corporation's future acquisitions could dilute shareholder ownership and may cause it to become more susceptible to adverse economic events.

        The Corporation may use its common stock to acquire other companies or make investments in banks and other complementary businesses in the future. The Corporation may issue additional shares of common stock to pay for future acquisitions, which would dilute current investors' ownership interest in the Corporation. Future business acquisitions could be material to the Corporation, and the degree of success achieved in acquiring and integrating these businesses into the Corporation could have a material effect on the value of the Corporation's common stock. In addition, any acquisition could require it to use substantial cash or other liquid assets or to incur debt. In those events, the Corporation could become more susceptible to economic downturns and competitive pressures.

If the Corporation concludes that the decline in value of any of its investment securities is other-than-temporary impairment, the Corporation is required to write down the value of that security through a charge to earnings.

        The Corporation reviews its investment securities portfolio at each quarter-end to determine whether the fair value is below the current carrying value. When the fair value of any of its investment securities has declined below its carrying value, the Corporation is required to assess whether the decline is other-than-temporary impairment. If the Corporation determines that the decline is other-than-temporary impairment related to the credit related piece of the investment, it is required to write down the value of that security through a charge to earnings. Non-credit related reductions in the value of a security do not require a write down of the value through earnings. Changes in the expected cash flows of a security in the Corporation's investment portfolio, a prolonged price decline, and/or a decline in the credit quality of the security may result in the Corporation's conclusion in future periods that an impairment is other-than-temporary, which would require a charge to earnings to write down the security to fair value. Due to the complexity of the calculations and assumptions used in determining whether an asset has an impairment that is other-than-temporary, the impairment disclosed may not accurately reflect the actual impairment in the future.

The Corporation is subject to environmental liability risk associated with lending activities.

        A significant portion of the Corporation's banking subsidiary loan portfolio is secured by real property. During the ordinary course of business, the Corporation may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, the Corporation may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require the Corporation to incur substantial expense and may materially reduce the affected property's value or limit the Corporation's ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase the Corporation's exposure to environmental liability. Although the Corporation has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on the Corporation's financial condition and results of operations.

The severity and duration of a recession and the composition of the banking subsidiary's loan portfolio could impact the level of loan charge-offs and the provision for loan losses and may affect the Corporation's net income or loss.

        Lending money is a substantial part of the Corporation's business through its banking subsidiary. However, every loan the Corporation makes carries a certain risk of nonpayment. The Corporation cannot assure that its allowance for loan losses will be sufficient to absorb actual loan losses. The Corporation also cannot assure that it will not experience significant losses in its loan portfolio that may require significant increases to the allowance for loan losses in the future.

        Although the Corporation evaluates every loan that it makes against its underwriting criteria, the Corporation may experience losses by reasons of factors beyond its control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of the Corporation's borrowers.

        The Corporation determines the adequacy of its allowance for loan losses by considering various factors, including:

  •
  An analysis of the risk characteristics of various classifications of loans;

  •
  Previous loan loss experience;

  •
  Specific loans that would have loan loss potential;

  •
  Delinquency trends;

  •
  Estimated fair value of the underlying collateral;

  •
  Current economic conditions;

  •
  The views of the Corporation's regulators;

  •
  Reports of internal auditors;

  •
  Reports of external auditors;

  •
  Reports of loan reviews conducted by independent organizations; and,

  •
  Geographic and industry loan concentration.

        Local economic conditions could impact the loan portfolio of the Corporation. For example, an increase in unemployment, a decrease in real estate values, or increases in interest rates, as well as other factors, could further weaken the economies of the communities the Corporation serves. Weakness in the market areas served by the Corporation could depress the Corporation's earnings and consequently its financial condition because:

  •
  Borrowers may not be able to repay their loans;

  •
  The value of the collateral securing the Corporation's loans to borrowers may decline; and,

  •
  The quality of the Corporation's loan portfolio may decline.

        Although, based on the aforementioned procedures implemented by the Corporation, management believes the current allowance for loan losses is adequate, the Corporation may have to increase its provision for loan losses should local economic conditions deteriorate which could negatively impact its financial condition and results of operation.

Changes in real estate values may adversely impact the Corporation's banking subsidiary loans that are secured by real estate.

        A significant portion of the Corporation's banking subsidiary loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in southcentral Pennsylvania and northern Maryland. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other government statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in the Corporation's market area, the value of the real estate collateral securing the Corporation's loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material adverse impact on the Corporation's financial performance.

The Corporation's information systems may experience an interruption or breach in security.

        The Corporation relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in the Corporation's customer relationship management, general ledger, deposit, loan and other systems. While the Corporation has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of the Corporation's information systems could damage the Corporation's reputation, result in a loss of customer business, subject the Corporation to additional regulatory scrutiny, or expose the Corporation to civil litigation and possible financial liability, any of which could have a material adverse effect on the Corporation's financial condition and results of operations.

The Corporation continually encounters technological change.

        The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. The Corporation's future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in the Corporation's operations. Many of the Corporation's competitors have substantially greater resources to invest in technological improvements. The Corporation may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on the Corporation's business and, in turn, the Corporation's financial condition and results of operations.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

        In deciding whether to extend credit or enter into other transactions, the Corporation may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports, and other financial information. The Corporation may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports, or other financial information could have a material adverse impact on the Corporation's business and, in turn, the Corporation's financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions.

        Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts or mutual funds. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as "disintermediation", could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on the Corporation's financial condition and results of operations.

The current economic environment may continue to adversely affect secondary sources of liquidity.

        In addition to primary sources of liquidity in the form of deposits and principal and interest payments on outstanding loans and investments, the Corporation maintains secondary sources that provide it with additional liquidity. These secondary sources include secured and unsecured borrowings from sources such as the Federal Reserve Bank, the Federal Home Loan Bank of Pittsburgh, and third-party commercial banks. However, market liquidity conditions have been negatively impacted by the recent disruptions in the capital markets and could, in the future, have a negative impact on the Corporation's secondary sources of liquidity.

Severe weather, natural disasters, acts of war or terrorism, and other adverse external events could significantly impact the Corporation's business.

        Severe weather, natural disasters, acts of war or terrorism, and other adverse external events could have a significant impact on the Corporation's ability to conduct business. Such events could affect the stability of the Corporation's deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue, and/or cause the Corporation to incur additional expenses. Severe weather or natural disasters, acts of war or terrorism, or other adverse external events may occur in the future. Although management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on the Corporation's business, which, in turn, could have a material adverse effect on the Corporation's financial condition and results of operations.

Description of the Dividend Reinvestment and Stock Purchase Plan

        The ACNB Corporation Dividend Reinvestment and Stock Purchase Plan is as follows. We present the plan in a question and answer format. Shareholders who do not choose to participate in the plan will continue to receive cash dividend payments, if and when cash dividends are declared and paid.

Purpose

1.     What is the purpose of the plan?

        The plan provides registered shareholders with a convenient and economical method of investing cash dividends and voluntary cash payments to purchase additional shares of the Corporation's common stock. Participants pay no brokerage commissions or service fees when they acquire additional shares of common stock through the plan.

Advantages

2.     What are the advantages of the plan?

        Shareholders may:

  •
  Reinvest cash dividends and make voluntary cash payments to purchase additional shares of common stock, without paying service fees or brokerage commissions;

  •
  Invest the full amount of all cash dividends in shares of common stock including fractional shares, which also earn dividends under the plan;

  •
  Avoid safekeeping and record keeping costs through the free custodial and reporting services under the plan; and,

  •
  Regularly receive a detailed statement of account transactions.

Administration

3.     Who administers the plan for participants?

        Registrar and Transfer Company is the administrator of the plan and will act as agent for the participants. As agent for the participants, the administrator will:

  •
  Hold shares in the name of its nominee as agent for plan participants;

  •
  Keep and maintain records;

  •
  Provide detailed statements of account to participants; and,

  •
  Perform other duties related to the plan.

        Any notices, questions, or other communications relating to the plan should include the participant's account number and should be addressed to:

  Registrar and Transfer Company
  Attention: Dividend Reinvestment
  10 Commerce Drive
  P.O. Box 664
  Cranford, New Jersey 07016
  (800) 368-5948
  info@rtco.com
  www.rtco.com

        In the event that the administrator resigns or ceases to act as agent for the participants, the Corporation will make other arrangements, as it deems appropriate, for the administration of the plan. Furthermore, we may replace the administrator as agent at any time.

Participation

4.     Who is eligible to participate?

        All registered common stock shareholders are eligible to participate in the plan. Shareholders may participate in the plan with respect to all or any portion of their shares so long as participants enroll at least 100 shares of the Corporation's common stock or enroll at least 10% of their registered Corporation common stock, whichever is greater. Shareholders will not be eligible to participate in the plan if they reside in a jurisdiction in which it is unlawful or compliance costs under state or local securities or "blue sky" laws are too high for the Corporation to permit their participation.

        A broker or nominee that is a record owner of common stock may participate in the plan on behalf of one or more beneficial owners of shares in accordance with the rules and regulations established by the Corporation. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. If you own shares that are held beneficially for your account, contact your broker for instructions on how you may enroll these shares in the plan.

5.     How does an eligible shareholder become a participant?

        All eligible shareholders may join the plan at any time by completing and signing the accompanying enrollment form and returning it to the administrator. Additional enrollment forms may be obtained from the Corporation or Registrar and Transfer Company.

6.     What does the enrollment form provide?

        The enrollment form authorizes the administrator as the shareholder's agent to reinvest cash dividends on some or all shares registered under the plan and to purchase additional shares with voluntary cash payments.

7.     When may a shareholder join the plan?

        A shareholder may join the plan at any time. If the administrator receives a properly completed enrollment form at least five (5) business days before a dividend record date, the administrator will reinvest the cash dividends payable for the applicable shares owned on that date. Historically, the Corporation has declared and paid cash dividends on a quarterly basis. The Corporation reserves the right to change the dividend record and payment dates.

8.     Is partial participation possible under the plan?

        Yes. Shareholders may register all or any portion of their shares in the plan so long as they enroll at least 100 shares of the Corporation's common stock or enroll at least 10% of their registered Corporation common stock, whichever is greater.

9.     Is the right to participate in the plan transferable?

        No. The right to participate in the plan is not transferable. A shareholder participating in the plan continues as a participant until the plan is terminated, the shareholder gives notice of withdrawal or termination to the administrator, or the participant's account falls below 100 shares.

 Purchases

10.   What is the source for shares of common stock purchased under the plan?

        The administrator purchases shares, at the Corporation's discretion, directly from the Corporation (either from authorized but unissued shares or from treasury shares), in the open market, in privately negotiated transactions, or using a combination of these methods.

11.   How many shares of common stock will the administrator purchase for a participant under the plan?

        The number of shares purchased depends on:

  •
  The amount of cash dividends to be reinvested;

  •
  The amount of any voluntary cash payment; and,

  •
  The applicable purchase price of the common stock.

        The administrator will credit each participant's account with that number of shares, including any fractional shares computed to four (4) decimal places, equal to the total amount to be invested divided by the applicable purchase price. All cash dividends on shares held in a participant's account, whether purchased through dividend reinvestment or voluntary cash payment, are automatically reinvested in additional shares of common stock.

12.   When will shares of common stock be purchased for a participant under the plan?

        The administrator will use cash dividends and voluntary cash payments to purchase common stock as soon as reasonably possible after the applicable dividend payment date, but not more than thirty (30) calendar days after the dividend payment date. If the Corporation does not declare cash dividends for a calendar quarter, voluntary cash payments received by the administrator during such calendar quarter will be used by the administrator to purchase common stock no later than the last day of such calendar quarter, or if such day is not a business day on which securities are traded, then the next following business day on which securities are traded.

        You will not receive any interest on cash dividends or voluntary cash payments pending the purchase of common stock by the administrator.

13.   At what price will shares of common stock be purchased under the plan?

        When the administrator purchases shares of common stock from the Corporation, the purchase price will be the market price of the common stock on the relevant date. The "market price" is the average of the closing bid and ask prices of a share of common stock on the Nasdaq Stock Market on the investment date. If there is no trading on the Nasdaq Stock Market for a substantial amount of time as of any investment date, the administrator will determine the market price on the basis of such market quotations as it deems appropriate.

        When the administrator purchases shares of common stock in the open market, the purchase price will be the weighted average of the prices actually paid for the shares purchased for the relevant date, excluding all fees, brokerage commissions, and expenses. When the administrator purchases shares of common stock in privately negotiated transactions, the purchase price will be the weighted average of the prices actually paid for the shares for the relevant purchase date, excluding all fees, brokerage commissions, and expenses. Purchases of common stock in the open market or in privately negotiated transactions may occur over one (1) or more trading days.

 Voluntary Cash Payments

14.   Who is eligible to make voluntary cash investments?

        All shareholders who have enrolled under the plan at least 100 shares of the Corporation's common stock or have enrolled at least 10% of their registered Corporation common stock, whichever is greater, may also elect to make voluntary cash payments.

15.   What are the timing requirements and other limitations on voluntary cash payments?

        Once enrolled in the plan, you may make voluntary cash payments to the administrator. These voluntary cash payments must be received at least five (5) business days, but no more than thirty (30) calendar days, prior to the dividend payment date. The administrator will use voluntary cash payments which it holds in collected funds to purchase additional shares of common stock on a quarterly basis. The administrator will use voluntary cash payments to purchase common stock as soon as reasonably possible after the applicable dividend payment date for a particular calendar quarter, but not more than thirty (30) calendar days after the dividend payment date. If the Corporation does not declare cash dividends for a calendar quarter, voluntary cash payments received by the administrator during such calendar quarter will be used by the administrator to purchase common stock no later than the last day of such calendar quarter, or if such day is not a business day on which securities are traded, then the next following business day on which securities are traded.

        Voluntary cash payments may not be less than $100 per calendar quarter or total more than $5,000 in any calendar quarter. Each voluntary cash payment must be a minimum of $100. You will not earn interest on your voluntary cash payments which are being held in collected funds to purchase additional shares of common stock. We reserve the right, in our sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

16.   How does the voluntary cash payment option work?

        To make a voluntary cash payment, a participant encloses a check drawn on a U.S. bank to the plan administrator along with an executed enrollment form (for new participants) or completed payment form (for existing participants) which will accompany each statement of account. Participants make checks drawn on a U.S. bank in U.S. currency payable to "Registrar and Transfer Company, Plan Administrator". The check should include the participant's plan account number and taxpayer identification number. Third party checks, checks not drawn on a U.S. bank, or checks sent without an executed enrollment form, payment form, or written instructions will be returned. Do not send cash.

        You also can authorize quarterly automatic deductions from your bank account, but each quarterly automatic deduction must be a minimum of $100 to meet the minimum voluntary cash payment requirement. You can arrange for automatic quarterly deductions by mailing a properly completed enrollment form, which you may request from the administrator or download at www.rtco.com. This feature allows you to make voluntary cash payments without writing a check. If you elect to make ongoing voluntary cash payments by quarterly automatic deduction, you may terminate this election by writing to the administrator or making the appropriate changes online at www.rtco.com. Automatic deductions will be made on the fifth day of the last month of the calendar quarter, or if such day is not a business day on which securities are traded, then the next following business day on which securities are traded.

        If any check is returned to the administrator for insufficient funds or for any other reason or if the automatic debit is rejected, the administrator will consider the voluntary cash payment null and void and will immediately remove from the participant's account any shares that were purchased based on that check or debit. The administrator also will be entitled to sell these shares to satisfy any uncollected amounts, including any service fee for the returned or rejected item. If the net proceeds of the sale of these shares are insufficient to satisfy these uncollected monies, the administrator can sell additional shares from the participant's account to satisfy the uncollected balance.

        The administrator will apply any voluntary cash payments received to the purchase of shares of common stock on the next upcoming investment date which generally coincides with the quarterly dividend payment date, but not more than thirty (30) calendar days after the dividend payment date. If the Corporation does not declare cash dividends for a calendar quarter, voluntary cash payments received during such calendar quarter will be used by the administrator to purchase common stock no later than the last day of such calendar quarter, or if such day is not a business day on which securities are traded, then the next following business day on which securities are traded. The price is determined in accordance with the provisions of the plan. Voluntary cash payments made by check or other draft must clear prior to the investment date. The plan administrator will promptly send an acknowledgment to participants confirming that the administrator has received the funds in time for investment on a particular investment date. A participant may obtain the return of any voluntary cash payment if the plan administrator receives the request for return two (2) business days prior to the investment date. We do not pay interest on voluntary cash payments pending the purchase of common stock.

Reports to Participants

17.   What kind of reports will be sent to participants in the plan?

        Each participant in the plan will receive a statement of account subsequent to each dividend payment date describing cash dividends and any voluntary cash payments received, the number of shares purchased, the price per share, and the total shares accumulated under the plan. These statements will provide a record of the dates and costs of purchases on a quarterly basis. Participants should retain the statements for income tax purposes. Participants will also receive our annual reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends received and commission expenses paid on their behalf.

Share Certificates; Safekeeping

18.   Will the administrator issue certificates for shares of common stock purchased?

        Unless requested in writing by a participant, the administrator will not issue certificates for shares of common stock purchased under the plan. The number of shares credited to a participant's account under the plan will be shown on the participant's periodic statement of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. The administrator will issue certificates for whole shares withdrawn from the plan, for which a service fee may be assessed. All certificates delivered for safekeeping must be enrolled in the plan, and a fee will be assessed for such service. The administrator will cancel certificates delivered for safekeeping and will issue new certificates in the name of the administrator. Upon withdrawal, the plan administrator will cancel the administrator's certificates and issue new certificates in the name of the participant.

19.   In whose name will certificates be registered when issued to participants?

        Unless the participant directs otherwise, upon withdrawal from the plan, the administrator will issue shares in the name in which the participant maintains the dividend reinvestment account. If a participant requests that a certificate be issued in a different name, the request must bear the participant's own signature. If the account is registered in multiple names, all signatures must appear on the request. Upon a participant's death, the administrator will follow the instructions of the decedent's personal representative upon submission of appropriate proof of authority.

Withdrawal of Shares in Plan Accounts

20.   How may participants withdraw shares purchased under the plan?

        Participants may withdraw all or any portion of the shares credited to their account by completing the withdrawal notification information set forth on the reverse side of their account statement and specifying the number of shares to be withdrawn. The participant should mail the request for withdrawal to the administrator at the address provided on the account statement. The administrator will issue certificates for whole shares so withdrawn in the name of the participant. If the administrator receives any request for withdrawal of shares credited to a participant's account less than five (5) business days before a dividend record date, the administrator will not effect the withdrawal until after the cash dividends are reinvested and the shares are credited to the participant's account. The administrator will effect any other request for withdrawal of a portion of the shares credited to a participant's account upon receipt of the request by the administrator. The administrator will continue to reinvest cash dividends on shares remaining in the participant's account, unless the shares credited to the participant's account falls below 100 shares. At such time, the administrator will terminate participation in the plan.

21.   May participants elect to sell withdrawn shares?

        Yes. Participants may request that the administrator sell withdrawn shares. If the administrator receives a request to sell shares credited to a participant's account less than five (5) business days before a dividend record date, the administrator will not sell such shares until after the participant's cash dividends for the applicable record date are reinvested and the shares are credited to the participant's account. Participants should specify the number of shares to be sold in their request for withdrawal.

        Except as set forth above, the administrator will arrange for the sale of the shares within ten (10) business days after receipt of the notice, and then deliver a check for the net proceeds of the sale to the participant. The proceeds of the sale will be applied first to pay fees, brokerage commissions, applicable withholding taxes and transfer taxes, if any, incurred in connection with the sale. The administrator assesses fees, which may change from time to time, for the sale of shares held under the plan. All persons in whose names the account appears must sign a request for shares to be sold. A Medallion Signature Guarantee is required for a sale of $10,000 or more. A commercial bank, trust company, securities broker-dealer, credit union, or savings and loan association which is a member of the Medallion Signature Guarantee Program, or other eligible guarantor institution, may guarantee signatures. Verification by a notary public is not sufficient.

        Because the administrator will sell shares on behalf of the plan, neither the Corporation nor any participant has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales, which may include a broker affiliated with the administrator. Therefore, you will not be able to precisely time sales made through the plan and you will bear the market risk associated with the fluctuation of the price of our common stock. It is possible that, after you send in your request to sell shares, the market price of our stock could go up or down before the broker actually sells your shares. Participants will not earn interest on the proceeds of any sale transaction.

Termination of Participation in Dividend Reinvestment Plan

22.   How does a participant withdraw from the plan?

        Participation in the plan is entirely voluntary. Participants may terminate their participation at any time by sending written notice to the administrator. When a participant terminates from the plan, when the participant's account falls below 100 shares, or upon termination of the plan by the Corporation, the administrator will deliver to the participant a certificate for the number of whole shares credited to the participant's account and a check representing the value of any fractional shares, less the applicable fees for the sale of the fractional shares, based on the then current market value per share. Thereafter, all dividends will be paid in cash or in stock dividends, if so declared by the Corporation, directly to the shareholder who withdraws from the plan. Participants who elect to discontinue participation in the plan are not eligible to make voluntary cash payments.

        Any notice of termination received less than five (5) business days prior to a dividend record date will not be effective until the administrator has reinvested the cash dividends and the shares have been credited to the participant's account. A shareholder may elect to re-enroll in the plan at any time.

Federal Income Tax Information

23.   What are the federal income tax consequences of participation in the plan?

        This section discusses the federal income tax information connected with the plan, based on current federal tax laws applicable to United States citizens or residents. If federal tax laws change in the future, the following may change and no longer apply. State, local, foreign and other tax provisions vary and are not covered in this summary. In any event, you should consult your tax advisor about your particular transactions, especially if you may be covered by other tax rules.

        For federal income tax purposes, a participant in the plan will be treated as having received, on the dividend payment date, the full amount of dividends allocable to the participant, regardless of whether the dividends are actually paid in cash, withheld for the payment of taxes, or invested in additional shares of common stock pursuant to the plan. Additionally, the participant will be deemed to have received taxable income in the amount of commissions and other brokerage expenses paid in purchasing shares on the participant's behalf. The per share tax basis of shares acquired for a participant under the plan will be the price per share reported on the periodic statement of account supplied to each participant after each applicable investment date, adjusted to include the amount of commissions and other brokerage expenses paid on behalf of the participant, as reported in the Internal Revenue Service information referred to in Question No. 17 above.

        The holding period for shares acquired pursuant to the plan will begin on the day after the date the shares are acquired for a participant's account. When a participant is subject to federal income tax withholding on dividends, and when a foreign participant's taxable income under the plan is subject to federal income tax withholding, dividends will be reinvested net of the amount of tax withheld under applicable law.

        While the matter is not free from doubt, we intend to take the position that the administrative expenses of the plan, which are to be paid by us, are not constructive dividends to plan participants. For tax reporting purposes, each participant will receive from Registrar and Transfer Company a Form 1099-DIV (mailed on or before January 31 of the following year), which will show the total dividend income to the participant.

        We believe that participants will not realize any taxable income upon receipt of certificates for whole shares held in their plan account, either upon the withdrawal of shares from the plan or upon termination of participation in the plan. A participant who sells or exchanges shares previously received from the plan, or who directs the administrator to sell his or her plan shares, may, however, recognize gain or loss. The amount of the gain or loss will be the difference between the amount you receive for your whole or fractional shares and your tax basis in the shares.

        Dividends reinvested under the plan by corporate shareholders may be eligible for the dividends-received deduction.

        The above summary may not apply to certain participants in the plan, such as tax-exempt entities, tax-deferred entities (e.g., IRAs) and foreign shareholders. Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.

 Other Information

24.   What happens if we declare a stock dividend or effect a stock split?

        The administrator will add any shares issued in connection with a stock dividend or stock split on common stock held under the plan to the participant's account. Stock dividends or split shares distributed on shares held directly by a participant will be mailed to the participant in the same manner as to shareholders who do not participate in the plan.

25.   If we have a rights offering, how will a participant's entitlement be computed?

        A rights offering is when a corporation issues rights to its existing shareholders to buy a proportional number of additional shares at a given price. A participant's entitlement in a rights offering is based upon his or her total holdings, including the shares held in the participant's plan account, in the same manner as dividends are computed currently. The Corporation will issue rights certificates for the number of whole shares only, and will sell rights based on the fractional shares held in a participant's account. The Administrator will mail the proceeds of the sale of fractional certificates, less commissions and taxes, if any, directly to the participant.

26.   How are shares in a participant's account voted at a meeting of the shareholders?

        If, on a record date for a meeting of shareholders, there are shares in a participant's account, the administrator will send proxy materials for the meeting to the participant. A participant is entitled to vote all shares of common stock credited to his or her account.

27.   What are the responsibilities and liabilities of the Corporation and the administrator?

        The Corporation and the administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including, without limitation, any claims of liability:

  •
  Arising out of a failure to terminate a participant's account upon his or her death; or,

  •
  With respect to the prices at which shares of the Corporation's common stock are purchased or sold,

  •
  the times when or the manner in which purchases or sales are made;

  •
  the decision whether to purchase shares of common stock on the open market, from the Corporation, or in privately negotiated transactions;

  •
  fluctuations in the market value of the common stock; and,

  •
  any matters relating to the operation or management of the plan.

        The Corporation cannot assure that participants will make a profit on, or protect participants against a loss from, the common stock purchased by or for participants under the plan.

        All transactions in connection with the plan will be governed by the laws of the Commonwealth of Pennsylvania, and are subject to all applicable federal tax or securities laws.

28.   May the plan be amended, modified or discontinued?

        Yes. The Board of Directors of the Corporation, at its discretion, may amend, modify, suspend or terminate the plan and will endeavor to notify participants of any amendment, modification, suspension or termination. The Corporation may, for whatever reason, at any time, as it may determine in its sole discretion, terminate a participant's participation in the plan after mailing a notice of intention to terminate to the participant at the participant's address as it appears on the plan administrator's records. In addition, the Corporation and the administrator may each adopt reasonable procedures for the administration of the plan. The Corporation has the sole authority to interpret the plan in the manner that it deems appropriate in its absolute discretion.

29.   Who will bear the costs of the purchases made under the plan?

        We will pay all costs of administration of the plan. Participants will incur no brokerage commissions or other fees for purchases of shares under the plan. A participant who requests that the administrator sell shares of common stock held in the plan will pay fees incurred in connection with the sale.

30.   May a participant pledge shares purchased under the plan?

        No. A participant who wishes to pledge shares credited to a plan account must request the withdrawal of the shares in accordance with the procedures outlined in response to Question No. 20 above.

Use of Proceeds

        The Corporation does not know the number of shares of common stock that will be purchased from it under the plan or the prices at which such shares will be purchased. To the extent that shares are purchased from the Corporation, and not in the open market, the Corporation intends to add proceeds it receives from the sales to its general funds to be used for general corporate purposes, including, without limitation, investments in and advances to the Corporation's subsidiaries. The amounts and timing of the application of proceeds will depend upon the funding requirements of the Corporation and its subsidiaries and the availability of other funds. Based on anticipated growth of subsidiaries and the financial needs of the Corporation, management anticipates that it, from time to time, will engage in additional financing of a character and in amounts that have yet to be determined.

Experts

        The consolidated financial statements included in the Corporation's Annual Report on Form 10-K as of December 31, 2009, and for the year then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference in this prospectus have been so incorporated in reliance on the reports of ParenteBeard LLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

        Bybel Rutledge LLP, Lemoyne, Pennsylvania, passed upon the legality of the common stock offered by this prospectus. Based on this opinion, the shares of common stock issued by the Corporation in accordance with the terms of the plan and this prospectus will be validly issued, fully paid, and non-assessable.

 Where You Can Find More Information

        The Corporation files annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-3003.

        The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as the Corporation, that file electronically with the SEC. The address of this site is www.sec.gov.

        The SEC allows us to "incorporate by reference" in this prospectus other information. This means we disclose important information to you by referring you to those documents. Specifically, we incorporate the following documents by reference in this registration statement:

  •
  The Corporation's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 12, 2010;

  •
  The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2010, filed with the SEC on May 7, August 6, and November 5, 2010, respectively;

  •
  The Corporation's Current Reports on Form 8-K filed with the SEC on January 28, March 5, March 19, March 22, April 26, May 3, May 10, May 21, July 26, August 2, August 20, October 4, October 25, October 29, and December 17, 2010, and January 19, 2011; and,

  •
  The description of the Corporation's common stock contained in the Corporation's Registration Statement on Form S-4/A filed with the SEC on November 4, 1998.

        We also incorporate by reference in this prospectus additional documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, and prior to our filing a post-effective amendment which indicates that all common stock offered under the plan has been sold or which deregisters any common stock remaining unsold. Additional documents that we incorporate by reference into this prospectus are deemed a part of this prospectus from the date of filing the documents.

        Documents incorporated by reference are available without charge to each participant in the plan upon oral or written request. In addition, you may obtain all documentation relating to the plan that is required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933 from the Corporation. Requests for copies should be addressed to:

  ACNB Corporation
  Attention: Lynda L. Glass, Executive Vice President & Secretary
  16 Lincoln Square
  P.O. Box 3129
  Gettysburg, Pennsylvania 17325
  (717) 334-3161

Indemnification of Directors and Officers

        The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the corporation in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such representatives, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such actions or proceedings against expenses reasonably incurred.

        The Bylaws of the Corporation provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and reasonably believed such actions were in the best interests of the Corporation. Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy covering the Corporation and its subsidiaries.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation, we have been informed that, in the opinion of the SEC, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

Registration Fee	$522.80
Blue Sky Fees	$0
Accounting Fees	$3,000
Legal Fees and Expenses*	$10,000
Printing Fees and Postage*	$8,300
Total

*
Estimated

Item 15.    Indemnification of Directors and Officers.

        The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the corporation in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such representatives, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such actions or proceedings against expenses reasonably incurred.

        The Bylaws of the Corporation provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and reasonably believed such actions were in the best interests of the Corporation. Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy covering the Corporation and its subsidiaries.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation, we have been informed that, in the opinion of the SEC, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.    Exhibits.

Exhibit 4	Form of Common Stock Certificate.
Exhibit 5.1	Opinion of Bybel Rutledge LLP, Special Counsel to ACNB Corporation.
Exhibit 23.1	Consent of ParenteBeard LLC.
Exhibit 23.2	Consent of Bybel Rutledge LLP (included as part of Exhibit 5.1).
Exhibit 24.1	Power of Attorney (included on signature page).
Exhibit 99.1	ACNB Corporation Dividend Reinvestment and Stock Purchase Plan (included in prospectus).
Exhibit 99.2	Form of ACNB Corporation Dividend Reinvestment and Stock Purchase Plan Enrollment Form.
Exhibit 99.3	ACNB Corporation Letter to Shareholders.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

      Provided, however, that:

      Paragraphs (i), (ii) and (iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Gettysburg, Commonwealth of Pennsylvania on, January 24, 2011.

ACNB CORPORATION
By:	/s/ THOMAS A. RITTER Thomas A. Ritter President & Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas A. Ritter, Lynda L. Glass and David W. Cathell, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Capacity	Date

/s/ THOMAS A. RITTER Thomas A. Ritter	President & Chief Executive Officer and Director	January 24, 2011
/s/ DAVID W. CATHELL David W. Cathell	Executive Vice President, Treasurer & Chief Financial Officer	January 24, 2011
/s/ FRANK ELSNER, III Frank Elsner, III	Director and Vice Chairman of the Board	January 24, 2011
/s/ RONALD L. HANKEY Ronald L. Hankey	Director and Chairman of the Board	January 24, 2011
/s/ JAMES J. LOTT James J. Lott	Director	January 24, 2011
/s/ ROBERT W. MILLER Robert W. Miller	Director	January 24, 2011

	Capacity	Date

/s/ DANIEL W. POTTS Daniel W. Potts	Director	January 24, 2011
/s/ MARIAN B. SCHULTZ Marian B. Schultz	Director	January 24, 2011
/s/ DAVID L. SITES David L. Sites	Director	January 24, 2011
/s/ ALAN J. STOCK Alan J. Stock	Director	January 24, 2011
/s/ JENNIFER L. WEAVER Jennifer L. Weaver	Director	January 24, 2011
/s/ HARRY L. WHEELER Harry L. Wheeler	Director	January 24, 2011
/s/ JAMES E. WILLIAMS James E. Williams	Director	January 24, 2011

EXHIBIT INDEX

Exhibit 4	Form of Common Stock Certificate.
Exhibit 5.1	Opinion of Bybel Rutledge LLP, Special Counsel to ACNB Corporation.
Exhibit 23.1	Consent of ParenteBeard LLC.
Exhibit 23.2	Consent of Bybel Rutledge LLP (included as part of Exhibit 5.1).
Exhibit 24.1	Power of Attorney (included on signature page).
Exhibit 99.1	ACNB Corporation Dividend Reinvestment and Stock Purchase Plan (included in prospectus).
Exhibit 99.2	Form of ACNB Corporation Dividend Reinvestment and Stock Purchase Plan Enrollment Form.
Exhibit 99.3	ACNB Corporation Letter to Shareholders.